EXHIBIT 10.23f
FIRST AMENDMENT TO THE
CONNECTICUT WATER SERVICE, INC.
2004 PERFORMANCE STOCK PROGRAM
     This First Amendment to the Connecticut Water Service, Inc. 2004 Performance Stock Program (the “Plan”) is adopted this 1st day of December, 2005 by the Connecticut Water Service, Inc. (the “Company”).
W I T N E S S E T H :
     WHEREAS, the Board of Directors of Connecticut Water Service, Inc. (the “Company”) adopted the Connecticut Water Service, Inc. 2004 Performance Stock Program (the “Plan”) on January 7, 2004 and the Company’s shareholders approved the Plan, effective April 23, 2004; and
     WHEREAS, the Company reserved the right to the Compensation Committee of the Board of Directors to amend the Plan in Section 14 thereof; and
     WHEREAS, the Company wishes to amend the Plan in the manner set forth below; NOW, THEREFORE, BE IT RESOLVED THAT the Plan is hereby amended as set forth below.
     1. The first paragraph of Section 8(c) is hereby amended to read as follows:
     “(c) Payment of Performance Share or Cash Unit Awards. Performance Share Unit or Performance Cash Unit Awards shall be payable in the number of shares of Stock or that amount of cash determined in accordance with Section 8(b). Payments of Performance Cash Unit Awards shall be made as soon as practicable after the completion of an Award Period. Performance Share Units shall be credited to the Participant’s Performance Share Account as soon as practicable after the completion of the Award Period and the satisfaction of the requirements of any vesting schedule established by the Committee with respect to the Award.
     2. Except as hereby amended, the Plan remains in full force and effect.